CERTAIN OF THE INDEBTEDNESS DESCRIBED HEREIN AND CREATED HEREBY, AS
     WITH RESPECT TO AMERICELL ONLY, IS SUBJECT TO A CERTAIN
     SUBORDINATION AGREEMENT OF EVEN DATE HEREWITH BETWEEN THE PARTIES HERETO AND NTFC CAPITAL CORPORATION

                 SETTLEMENT AND RELEASE AGREEMENT
                --------------------------------

     THIS SETTLEMENT AND RELEASE AGREEMENT ("AGREEMENT") is made and entered into this 27th day of March, 1997, by and among EMCEE Broadcast Products, Inc. ("EMCEE"), a Delaware corporation, AND EMCEE Cellular Inc. ("CELLULAR"), a Delaware corporation, AND AmeriCell PA -- 3 Limited Partnership ("AMERICELL"), a Pennsylvania limited partnership, AND Rigas Communications, Inc. (the "GENERAL PARTNER"), a Florida corporation, AND Constantine J. Rigas ("RIGAS"), an adult individual.
                           BACKGROUND:
     A. AmeriCell and EMCEE entered into a Purchase and Sale Agreement dated the 21st day of August, 1991 (the "PURCHASE AND SALE AGREEMENT"), with respect to, among other things, the sale by EMCEE to AmeriCell of a certain construction permit issued by the Federal Communications Commission for a nonwireline Domestic Public Cellular Radiotelephone System more specifically described therein. Pursuant to the Purchase and Sale Agreement, AmeriCell executed and delivered to EMCEE a certain Promissory Note dated December 16, 1991, in the principal sum of Two Million One Hundred Thousand ($2,100,000.00) Dollars (the "NOTE"), which Note was guaranteed by Rigas pursuant to a certain Personal Guaranty dated December 16, 1991 (the "GUARANTY").
     B. As a result of AmeriCell's and Rigas's failure and refusal to pay the sums due and owing under the Note and the Guaranty, respectively, EMCEE filed a certain lawsuit in the Court of Common Pleas of Luzerne County, Pennsylvania, at No. 274-C of 1997, against AmeriCell, the General Partner, which is the sole general partner of AmeriCell, and Rigas entitled, "EMCEE Broadcast Products,Inc. vs. AmeriCell PA -- 3 Limited Partnership, Rigas Communications, Inc. and Constantine J. Rigas" (the "LAWSUIT").
     C. In order to avoid the time, expense and inherent uncertainties of litigation, the parties desire to resolve their disputes and differences by and through this Agreement.
     D. Cellular is a part of this Agreement in that EMCEE has assigned to it the right to receive certain sums identified herein, contingent upon this Agreement being fully executed and performed by the parties.
     NOW, THEREFORE, the parties hereto, each intending to be legally bound hereby, covenant, agree and represent as follows:

     1. Subject to the full and complete performance of each and every term and condition of this Agreement, and in full settlement of all sums due and owing under the Note and all liabilities under or with respect to the Lawsuit, AmeriCell, the General Partner and Rigas hereby jointly and severally covenant and agree to pay to Cellular, as assignee of EMCEE, the sum of Three Million ($3,000,000.00) Dollars in accordance with the provisions of Section 2 hereof. In addition, AmeriCell, the General Partner and Rigas jointly and severally covenant and agree to pay to EMCEE the sum of Ten Thousand Nine Hundred Fifty-eight Dollars and Forty-six ($10,958.46) Cents, representing all of EMCEE's attorney's fees incurred since December 16, 1996 in connection with the attempted collection of the Note and Guaranty and the prosecution of the Lawsuit. Said attorney's fees shall also be paid in accordance with the provisions of Section 2 hereof.
     2. All of EMCEE's attorney's fees described in Section 1 hereof, as well as Two Million Five Hundred Thousand ($2,500,000.00) Dollars of the Three Million ($3,000,000.00) Dollars owing to Cellular pursuant to Section 1 hereof, must be paid to and received by EMCEE and Cellular, respectively, on April 2, 1997, via wire transfer (at the payor parties' expense) in accordance with the following wiring instructions: transfer to Wilmington Trust Company, Wilmington, DE, ABA 031100092. Credit EMCEE Cellular Inc. Account Number 2524-7426.
          The remaining Five Hundred Thousand ($500,000.00) Dollars to be paid to Cellular pursuant to Section 1 hereof shall become immediately due and payable upon the occurrence of any one or more of the following events: (a) the sale or other transfer, whether or not voluntary, not in the ordinary course of business of all or substantially all of AmeriCell's assets or any sale or other transfer of the nonwireline Domestic Public Cellular Radiotelephone System described in the Purchase and Sale Agreement, whether or not in the ordinary course ofbusiness; (b) the merger, consolidation, division or dissolution (judicial or nonjudicial) of AmeriCell; (c) the filing by or against AmeriCell of a Petition in Bankruptcy which is not dismissed within thirty (30) days of the date of filing; (d) the making of an assignment for the benefit of AmeriCell's creditors;(e) AmeriCell's insolvency or an admission by AmeriCell of the inability to pay its debts when due; (f) if at any time the General Partner shall for any reason no longer be AmeriCell's general partner; or (g) if AmeriCell shall ever be in default under the "Loan and Security Agreement" (as defined in the Subordination Agreement referenced in the legend above) and such default is continuing after the expiration of any applicable cure periods. AmeriCell, the General Partner and Rigas shall notify EMCEE and Cellular immediately upon the occurrence of any one or more of the foregoing events.
     3. It is understood and agreed that all sums payable to EMCEE or Cellular hereunder shall not be subject to deduction by reason of set off, defense, counterclaim, recoupment or other defalcation. It is further understood and agreed that no interest shall accrue on any sum payable to EMCEE or Cellular hereunder; provided, however, that if the remaining Five Hundred Thousand ($500,000.00) Dollar balance owing to Cellular pursuant to the second paragraph of Section 2 hereof is not paid within thirty (30) days from the date it becomes due and owing, interest shall accrue and be payable on such amount immediately following such 30-day period and until fully paid at the lower of eighteen (18%) percent per annum or the highest rate of interest per annum permitted to be charged under applicable law.
     4. Upon execution of this Agreement, EMCEE shall authorize its legal counsel, Robert S. Sensky, Esquire, to prepare and execute a Praecipe for Discontinuance of the Lawsuit with prejudice, in form and content as shown and set forth on Exhibit "A" attached hereto and made a part hereof(the "PRAECIPE"). Upon Emcee's and Cellular's receipt of the sums described in the first paragraph of Section 2 hereof, EMCEE shall authorize and direct its legal counsel to deliver the Praecipe to AmeriCell's legal counsel, Susan Kercher, Esquire, for filing in the Office of the Prothonotary of Luzerne County, Pennsylvania, at AmeriCell's expense.
     5. Notwithstanding any possible contrary interpretation of any provision contained herein, in the event all of the sums described in the first paragraph of Section 2 hereof have not been received by EMCEE and Cellular in strict accordance with the provisions of this Agreement by April 2, 1997,this Agreement shall automatically become null and void and of no force or effect; whereupon, EMCEE may direct its legal counsel to destroy the Praecipe, and EMCEE shall be free to continue to proceed with the Lawsuit as if this Agreement never existed.
     6. In consideration of EMCEE's and Cellular's covenants and agreements set forth herein, and subject to EMCEE's legal counsel's delivery of the Praecipe in accordance with the provisions of this Agreement, AmeriCell, the General Partner and Rigas hereby release EMCEE and Cellular, and all of their affiliated corporate entities, and their respective directors, officers, employees, agents, successors and assigns, from all actions, causes of action, suits, proceedings, rights, remedies, debts, claims, demands, obligations and liabilities whatsoever (collectively, "CLAIMS"), at law or in equity, known or unknown, liquidated or unliquidated, direct or contingent, which they (or any one or more of them) ever had, now have or may hereafter have against all orany one or more of such released parties, by reason of any matter, cause or thing whatsoever, including,but not limited to, the Purchase and Sale Agreement,Note, Guaranty and/or the Lawsuit, occurring at any time from the beginning of time through and including
the date of this Agreement.
     7. In consideration of AmeriCell's, the General Partner's and Rigas's covenants and agreements set forth herein, except for the joint and several obligations and liabilities of AmeriCell, the General Partner and Rigas pursuant to Sections 1 and 2 hereof, EMCEE and Cellular hereby release AmeriCell, the General Partner and Rigas, and all of their affiliated corporate entities, and their partners, directors, officers, employees, agents, successors and assigns, from all Claims, at law or in equity, known or unknown, liquidated or unliquidated, direct or contingent, which they (or any one of them) ever had,now have or may hereafter have against all or any one or more of such released parties, by reason of any matter, cause or thing whatsoever, including, but not limited to, the Purchase and Sale Agreement, Note, Guaranty and/or Lawsuit, occurring at any time from the beginning of time through and including the date of this Agreement.
     8. Except with respect to the aforementioned contingent assignment from EMCEE to Cellular, each party hereto represents to the other parties hereto that it/he has not sold or assigned any of the Claims which have been released pursuant to Sections 6 and 7 hereof. It is also understood and agreed that ifany party hereto shall ever bring an action or proceeding against any other party hereto in violation of Section 6 or Section 7 of this Agreement, such otherparty shall be entitled to recover from the violating party all of its/his reasonable attorney's fees incurred as a result thereof.
     9. AmeriCell, the General Partner and Rigas agree that while all or any part of the Five Hundred Thousand ($500,000.00) Dollars described in the second paragraph of Section 2 hereof remains outstanding, they shall provide EMCEE and Cellular with current annual financial statements of AmeriCell (prepared by a reputable independent certified public accounting firm) within one hundred fifty
(150) days from the end of each of AmeriCell's fiscal years, and in form as required by AmeriCell's lender, NTFC Capital Corporation, but in all events at least on a review basis. Failure to provide such financial statements withinsuch time shall cause the aforementioned Five Hundred Thousand ($500,000.00) Dollar sum to become immediately due and payable by AmeriCell, the General Partner and Rigas (jointly and severally) to Cellular, notwithstanding any other provision contained herein.
     10. All disputes arising under or related in any way to this Agreement shall be settled by arbitration in Wilkes-Barre, Pennsylvania, pursuant to the Commercial Arbitration Rules of the American Arbitration Association, in which there shall be one arbitrator whose decision shall be final and binding on the parties hereto, and the judgment upon any award rendered may be entered in the court of competent jurisdiction. The prevailing party in any such arbitration shall also be entitled to an award of all of its reasonable attorney's fees actually incurred as a result thereof, but the cost of the arbitration proceeding shall be borne equally by the parties. If for any reason the foregoing arbitration provisions are declared or determined to be illegal, invalid or otherwise inapplicable with respect to any dispute arising hereunder or related hereto, the parties hereto hereby agree that such dispute shall be litigated and resolved only in the Court of Common Pleas of Luzerne County, Pennsylvania, and the parties hereto irrevocably consent to the exclusive jurisdiction and venue of said court for such purposes. The prevailing party in any such litigation shall be entitled to recover all of its reasonable attorney's fees incurred as a result thereof.
     11. It is understood and agreed that this Agreement and any acts undertaken hereby shall not be construed as an admission of liability, fault or wrongdoing under any law, regulation or ordinance on the part of any party hereto.
     12. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and assigns.
     13. Should any provision of this Agreement be declared or determined to be illegal or invalid, the legality and validity of the remaining provisions shall not be affected thereby, and said illegal or invalid provision shall be deemed not to be a part of this Agreement.
     14. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of law rules or principles.
     15. Section 22 of the Subordination Agreement described in the legend above is incorporated herein by reference and made a part hereof as if fully set forth at length herein.
     16. This Agreement may be executed in as many counterparts as the parties deem necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.
     17. Except for the provisions of Sections 6 and 7 hereof, no third party beneficiary rights are intended or created hereby.
     18. No provision of this Agreement is to be interpreted for or against any party because that party's legal counsel drafted such provision.

     19. This Agreement constitutes the entire, complete and final agreement of the parties hereto with respect to the subject matter hereof, supersedes any and all prior agreements, understandings or discussions (verbal or in writing), and may be amended, modified or supplemented subsequent to the date hereof only by a written instrument signed by the party or parties to be bound thereby.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

ATTEST:                            EMCEE BROADCAST PRODUCTS,INC.


/s/ Sharon L. Barry                By: /s/ James L. DeStefano
-------------------------------         -----------------------------
     Asst. Corporate Secretary          Title: President/CEO
          (SEAL)


ATTEST:                            EMCEE CELLULAR INC.


/s/ Robert S. Sensky                    By: /s/ John Saul
-------------------------------         ------------------------------
       Corporate Secretary              Title: President
          (SEAL)

WITNESS:                           AMERICELL PA -- 3 LIMITED
                                   PARTNERSHIP
                                   By: Rigas Communications, Inc., General
                                         Partner
/s/ John W. Steer, IV                By: /s/ John Rigas
-------------------------------         ------------------------------

                                   Title: Vice President


ATTEST:                            RIGAS COMMUNICATIONS, INC.

/s/ Diane Rein                             By: /s/ John Rigas
--------------------------                -------------------------------
        Corporate Secretary             Title: Vice President
          (SEAL)

WITNESS:                           CONSTANTINE J. RIGAS

/s/ Rheba Riga                          /s/ Constantine J. Rigas
---------------------------             ------------------------------
                                                  Signature

EMCEE BROADCAST PRODUCTS,          IN THE COURT OF COMMON PLEAS
INC.,                                            OF LUZERNE COUNTY
               Plaintiff                    PENNSYLVANIA
     vs.

AMERICELL PA -- 3 LIMITED               CIVIL ACTION -- LAW
PARTNERSHIP, RIGAS
COMMUNICATIONS, INC. and
CONSTANTINE J. RIGAS,

               Defendants          NO.    274-C              OF
        1997

                   PRAECIPE FOR DISCONTINUANCE

TO THE PROTHONOTARY OF LUZERNE COUNTY:

          Please mark the above-captioned matter as settled, discontinued, and ended with prejudice.
                              LAPUTKA, BAYLESS, ECKER & COHN, P.C.
                              Attorneys for Plaintiff, EMCEE Broadcast
                              Products, Inc.

                              BY:_______________________________________
                                   Robert S. Sensky, Esquire
                                   Atty. I.D.#47287
                                   2 East Broad Street, 6th Floor
                                   Hazleton, PA  18201
                                   (717) 455-4731
Date:

                          DISCONTINUANCE
          AND NOW, this ______ day of _________________, 1997, upon Praecipe of counsel for the Plaintiff, the above-captioned matter is hereby settled, discontinued, and ended with prejudice.
                              PROTHONOTARY:

Date:__________________________    BY:_______________________________________

                           EXHIBIT "A"